Exhibit 5.3

155 Wellington Street West	File 281290
Toronto, ON M5V 3J7 Canada
dwpv.com

July 10, 2023

Rogers Communications Inc.

Rogers Communications Canada Inc.

333 Bloor Street East, 10th Floor

Toronto, ON M4W 1G9

Dear Sirs/Mesdames:

Consent Regarding Registration Statement on Form F-10 for Rogers Communications Inc. and Rogers Communications Canada Inc.

We have acted as Canadian counsel to Rogers Communications Inc. and Rogers Communications Canada Inc. (the “Registrants”) in connection with the registration statement on Form F-10 (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Securities Act”).

We acknowledge that we are referred to under the headings “Description of Debt Securities – Enforceability of Judgements”, “Enforceability of Certain Civil Liabilities”, “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the prospectus forming a part of the Registration Statement and we hereby consent to such use of our name in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

(Signed) Davies Ward Phillips & Vineberg LLP

Davies Ward Phillips & Vineberg LLP